Exhibit 23.7

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Applied Blockchain, Inc. on Amendment No. 7 of Form S-1 File No. 333-258818 our report dated August 13, 2021, with respect to our audits of the financial statements of Applied Blockchain, Inc. as of May 31, 2021 and 2020, and for the years ended May 31, 2021 and 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

February 28, 2022